Exhibit 99.1

Contacts:	G. Janelle Frost, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2013 FIRST QUARTER RESULTS

Declares Quarterly Cash Dividend

DeRidder, LA — May 1, 2013 — AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the first quarter ended March 31, 2013.

	Three Months Ended March 31,
	2013	2012	% Change
	(in thousands, except per share data)
Net premiums earned	$79,709	$69,790	14.2%
Net investment income	6,670	6,914	(3.5)%
Net realized gains on investments (pre-tax)	24	1,791	NM
Net income	8,851	9,561	(7.4)%
Diluted earnings per share	0.47	0.52	(9.6)%
Operating net income	8,835	8,397	5.2%
Operating earnings per share	0.47	0.45	4.4%
Book value per share	21.20	19.78	7.2%
Net combined ratio	94.7%	96.0%
Return on average equity	9.2%	10.8%

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, stated, “The workers’ compensation market continued to firm in the first quarter of 2013 as underwriters refocused on underwriting profitability. We expect workers’ compensation pricing improvement to continue through at least the remainder of the year. AMERISAFE is pleased with our first quarter results in terms of premium growth and underwriting profitability.”

Insurance Results

	Three Months Ended March 31,
	2013	2012	% Change
	(in thousands)
Gross premiums written	$99,123	$84,924	16.7%
Net premiums earned	79,709	69,790	14.2%
Loss and loss adjustment expenses incurred	56,001	51,843	8.0%
Underwriting and certain other operating costs, commissions and salaries and benefits	18,877	14,715	28.3%
Policyholder dividends	554	384	44.3%
Underwriting profit (pre-tax)	4,277	2,848	50.2%

Insurance Ratios:
Current accident year loss ratio	73.2%	76.5%
Prior accident year loss ratio	(2.9)%	(2.2)%

Net loss ratio	70.3%	74.3%
Net underwriting expense ratio	23.7%	21.1%
Net dividend ratio	0.7%	0.6%

Net combined ratio	94.7%	96.0%

•

Voluntary premium for policies written during the quarter increased by 16.1% compared to prior year quarter. During the first quarter of 2013, gross premiums written increased by $6.0 million due to positive payroll audits and related premium adjustments for policies written in previous periods. Payroll audits and related premium adjustments increased premiums written by $5.4 million in the first quarter of 2012.

•

In the 2013 period, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $2.4 million, primarily attributable to accident years 2008 and 2009.

•

For the quarter ended March 31, 2013, the underwriting expense ratio was 2.6 percentage points higher than the prior year. The primary contributors were a 2.5 percentage point increase in assessment expenses related to both premium-based and loss-based assessments in various states. Also, experienced rated commissions decreased $1.0 million which increased the underwriting expense ratio 1.8 percentage points. The underwriting expense ratio was reduced 1.2 percentage points for maintaining general operating costs as earned premium increased.

•

The effective tax rate for the three months ended March 31, 2013 was 20.1% compared to 16.4% for the first quarter of 2012. The increase was driven by the lower ratio of tax-exempt investment income to pre-tax income in the first quarter of 2013 compared to the first quarter of 2012.

Geoff Banta, President and Chief Operating Officer, noted, “We are pleased with our continued quarter-over-quarter growth in premium at increased pricing levels. We also experienced another quarter of decline in frequency of claims, which we believe is the result of our focused approach to pricing, loss control and underwriting selection. As a result of these factors, we have projected a 73.2% loss ratio for the 2013 accident year, which is 3.3 percentage points lower than our projection for 2012.”

Investment Results

	Three Months Ended March 31,
	2013	2012	% Change
	(in thousands)
Net investment income	6,670	6,914	(3.5)%
Net realized gains on investments (pre-tax)	24	1,791
Pre-tax investment yield	2.9%	3.2%
Tax equivalent yield (1)	4.2%	4.5%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of March 31, 2013, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $918.7 million and the fair value of the portfolio was $959.4 million.

Quarterly Dividend

The Company paid its first quarterly dividend of $0.08 on March 28, 2013. On April 30, 2013, the Company’s Board of Directors declared a quarterly cash dividend of $0.08 per share, payable on June 26, 2013 to shareholders of record as of June 12, 2013.

Supplemental Information

During the quarter, no shares were repurchased under the share repurchase plan. Since beginning the plan, the Company has repurchased a total of 1,258,250 shares for $22.4 million for an average per share price of $17.78, including commissions.

	Three Months Ended March 31,
	2013	2012
	(in thousands, except share data)
Net income	$8,851	$9,561
Less: Net realized capital gains	24	1,791
Tax effect (1)	(8)	(627)

Operating net income (2)	8,835	8,397

Average shareholders’ equity (3)	$385,460	$354,245
Less: Average other comprehensive income (loss)	2,707	2,189

Adjusted average shareholders’ equity	382,753	352,056

Diluted weighted average common shares	18,689,842	18,535,979
Return on average equity (4)	9.2%	10.8%
Operating return on average equity (2)	9.2%	9.5%
Diluted earnings per common share	$0.47	$0.52
Operating earnings per common share (2)	$0.47	$0.45

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures, and management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for May 2, 2013, at 10:30 a.m. Eastern Time to discuss the results for the quarter and the outlook for future periods. To participate in the conference call dial 720-545-0027 at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through May 9, 2013. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 32185771#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, manufacturing and agriculture. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2012. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended March 31,
	2013	2012
	(unaudited)
Revenues:
Gross premiums written	$99,123	$84,924
Ceded premiums written	(4,481)	(3,904)

Net premiums written	$94,642	$81,020

Net premiums earned	$79,709	$69,790
Net investment income	6,670	6,914
Net realized gains on investments	24	1,791
Fee and other income	109	159

Total revenues	86,512	78,654

Expenses:
Loss and loss adjustment expenses incurred	56,001	51,843
Underwriting and other operating costs	18,877	14,715
Interest expense	—	279
Policyholder dividends	554	384

Total expenses	75,432	67,221

Income before taxes	11,080	11,433
Income tax expense	2,229	1,872

Net income	$8,851	$9,561

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
	(unaudited)
Basic EPS:
Net income	$8,851	$9,561
Less: Portion allocable to unvested shares	15	5

Net income available to common shareholders	$8,836	$9,556

Basic weighted average common shares	18,281,353	18,140,749
Basic earnings per share	$0.48	$0.53

Diluted EPS:
Net income available to common shareholders	$8,836	$9,556

Diluted weighted average common shares:
Weighted average common shares	18,281,353	18,140,749
Stock options and performance shares	408,489	395,239

Diluted weighted average common shares	18,689,842	18,535,979

Diluted earnings per common share	$0.47	$0.52

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2013	2012
	(unaudited)
Assets
Investments	$843,417	$808,116
Cash and cash equivalents	75,294	92,676
Amounts recoverable from reinsurers	99,301	101,352
Premiums receivable, net	167,147	141,950
Deferred income taxes	30,699	29,521
Deferred policy acquisition costs	20,038	18,419
Other assets	29,507	28,912

	$1,265,403	$1,220,946

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$577,988	$570,450
Unearned premiums	155,460	140,528
Insurance-related assessments	25,351	22,244
Other liabilities	116,906	106,502

Total shareholders’ equity	389,698	381,222

Total liabilities and shareholders’ equity	$1,265,403	$1,220,946

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